Exhibit 99.2

WAIVER AND CONSENT AGREEMENT

This WAIVER AND CONSENT AGREEMENT (this “Waiver”) is entered into as of March 13, 2019 by and among:

(1)	GDS Holdings Limited, a company organized and existing under the laws of the Cayman Islands (the “Company”); and

(2)	STT GDC Pte. Ltd., a company incorporated and existing under the laws of the Republic of Singapore with registered number 201228542D (“STT”).

The Company and STT hereinafter are referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms not defined herein shall have the same meanings as are ascribed to them in the Agreement (as defined below).

WHEREAS the Company, STT and certain other parties entered into a Sixth Amended and Restated Members Agreement, dated May 19, 2016 (the “Members Agreement”), pursuant to which, among other things, the Company granted to STT certain registration rights with respect to Registrable Securities (as defined in the Members Agreement) held by STT;

WHEREAS under section 3 of the Members Agreement, the Company agreed not to grant, or cause or permit to be created, for the benefit of any Person (as defined in the Members Agreement) any registration rights of any kind relating to any shares or other securities of the Company without the prior written consent of the Holders (as defined in the Members Agreement) of more than seventy percent (70%) of the Registrable Securities then outstanding;

WHEREAS under section 3 of the Members Agreement, STT is entitled and has rights to (i) receive prompt written notice from the Company prior to registration of any of the Company’s securities, either for its own account or the account of a security holder or holders, and (ii) be afforded an opportunity to include in such registration all or any part of the Registrable Securities then held by it;

WHEREAS the Company proposed to raise additional capital through the offer and sale of its Class A Ordinary Shares in the form of American Depositary Shares, in a public underwritten transaction subject to the registration requirements of the Securities Act of 1933, as amended (the “Follow-on Offering”) and the Company requests that STT grant this one-time waiver to the Company in terms of STT’s registration rights under section 3 of the Members Agreement with respect to the Follow-on Offering;

WHEREAS the Company and STT entered into an Investor Rights Agreement dated October 23, 2017 (as amended by a letter agreement to be entered into between the parties on the date hereof, the “Agreement”), pursuant to which, among other things, the Company granted to STT certain preemptive rights with respect to any allotment and issuance of New Securities undertaken by, or proposed to be undertaken by, the Company;

WHEREAS under article IV of the Agreement, STT is entitled and has rights to (i) receive prompt written notice of the Company’s intention to issue New Securities, and (ii) purchase up to its Pro Rata Share of such New Securities;

WHEREAS the Company proposed (i) to raise additional capital through the offer and sale of equity in the form of convertible preferred shares in a private transaction with an investor (the “Investor”) exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation S thereunder (the “PIPE Offering”) pursuant to a share subscription agreement with Investor (the “Share Subscription Agreement”), and (ii) pursuant to an investor rights agreement with the Investor (the “Investor Rights Agreement”), to grant to the Investor certain registration rights ranking pari passu with (but no more favorable than) the demand, “piggyback” and Form S-3/F-3 registration rights (“Registration Rights”) granted to STT under section 3 of the Members Agreement, and the Company requests that STT (x) grant this one-time waiver to the Company in terms of STT’s rights under Article IV of the Agreement with respect to the PIPE Offering, and (y) consent to the Company’s grant of Registration Rights to the Investor in accordance with section 3 of the Members Agreement;

WHEREAS STT has indicated an interest in purchasing up to an aggregate US$213.5 million in ADSs in the Follow-on Offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no ADSs to STT, and STT could determine to purchase more, less or no ADSs in the Follow-on Offering.

WHEREAS the Company confirms that, aside from the Share Subscription Agreement, terms of the PIPE offering, Investor Rights Agreement and related certificates and schedules thereunder to be entered into with the Investor, there are no letters, agreements or other arrangements between the Company and its Affiliates, on the one hand, and the Investor and its Affiliates, on the other, which have not been disclosed or otherwise shared with STT.

NOW, THEREFORE, STT, and any and all of its Affiliates, officers, directors, employees, agents, successors and assigns, hereby: (x) grants a one-time waiver of its or their respective rights under the Agreement relating to the PIPE Offering to (i) receive prompt written notice of the Company’s intention to issue New Securities, and (ii) purchase up to its Pro Rata Share of such New Securities offered in the PIPE Offering; (y) gives a one-time consent to the grant of Registration Rights to the Investor in accordance with the terms of the Members Agreement and the seventh recital above; and (z) grants a one-time waiver of its or their respective rights, as applicable, under the Members Agreement relating to the Follow-on Offering to (i) receive prompt written notice from the Company prior to registration of any of the Company’s securities, either for its own account or the account of a security holder or holders, and (ii) be afforded an opportunity to include in such registration all or any part of the Registrable Securities then held by it.

This Waiver shall become null and void and have no legal effect whatsoever if the Follow-on Offering and the PIPE Offering have not closed as of March 31, 2019.

IN WITNESS WHEREOF, STT has caused its duly authorized representative to execute this Waiver as of the date and year first above written.

STT GDC PTE. LTD.

By:	/s/ Jonathan Allen King
Name: Jonathan Allen King
Title: Group Chief Operating Officer STT GDC

Acknowledged and agreed to by:

GDS HOLDINGS LIMITED

By:	/s/ William Huang
Name: William Huang
Title: CEO and Board Chairman

[Signature Page to STT Waiver Agreement]